Exhibit 99.1

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777

ENZON COMPLETES SALE OF SPECIALTY PHARMACEUTICAL BUSINESS

BRIDGEWATER, NJ – January 29, 2010 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) ("Enzon") announced today that it has closed the sale of its specialty pharmaceutical business to the sigma-tau Group ("sigma-tau"). Enzon is a biopharmaceutical company dedicated to the discovery and development of important medicines for patients with cancer and other life-threatening conditions.  Enzon's business now consists of its royalties, Peg SN38, LNA and PEG technology platforms.

The specialty pharmaceutical business sold to sigma-tau includes four marketed products, Oncaspar®, Adagen®, DepoCyt®, and Abelcet®, as well as the manufacturing facility in Indianapolis, Indiana.

At the closing, Enzon received $300 million in cash. Due to the availability of net operating loss carry forwards, taxes payable on the gain of the sale are not anticipated to be significant. The purchase price is subject to a customary post-closing working capital adjustment. In addition, Enzon may be entitled to an additional amount of up to $27 million based on the achievement of success milestones and royalties of 5 to 10 percent on incremental net sales above a 2009 baseline amount through 2014 in respect of the four marketed specialty pharmaceutical products sold.

"We are very pleased to complete this transaction with sigma-tau.  Enzon will now focus on its innovative pipeline and technology platforms”, said Alex Denner, Enzon's Chairman of the Board of Directors. “We will continue to evaluate options to return value to our shareholders."

A portion of the proceeds from the sale will be used to commence an offer to repurchase its outstanding 4% Convertible Senior Notes due 2013.

This announcement is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of Enzon's 4% Convertible Notes due 2013 (the "Notes"). Enzon will announce further information on the details of the tender offer in the near future. The tender offer will be made solely by and subject to the terms and conditions set forth in a Schedule TO (including the Offer to Purchase and related Letter of Transmittal) that will be filed by Enzon with the Securities and Exchange Commission ("SEC"). The Schedule TO will contain important information, including complete instructions on how to tender Notes into the offer, and should be read carefully and in its entirety before any decision is made with respect to the offer. The Offer to Purchase and Letter of Transmittal will be delivered to all holders of Notes. Once the Schedule TO and Offer documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov.

About Enzon
Enzon Pharmaceuticals, Inc is a biopharmaceutical company dedicated to the development of important medicines for patients with cancer and other life-threatening conditions. Enzon's drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon's PEGylation technology has created a royalty revenue stream from licensing partnerships for products developed using the technology. Further information about Enzon and this press release can be found on Enzon's web site at www.enzon.com.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products and market acceptance of products developed by Enzon. A more detailed discussion of these and other factors that could affect results is contained in Enzon's filings with the U.S. Securities and Exchange Commission, including Enzon's Annual Report on Form 10-K for the period ended December 31, 2008. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.